Exhibit 10.1

Execution

FOURTH AMENDMENT TO CREDIT AGREEMENT

FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of March 18, 2022 (this “Fourth Amendment”), among Verso Holding LLC, a Delaware limited liability company (“Holdings”), Verso Paper Holding LLC, a Delaware limited liability company (the “Borrower”), each of the other Loan Parties (as defined in the Credit Agreement referred to below as amended hereby), the Lenders party hereto, and Wells Fargo Bank, National Association, as Administrative Agent.

RECITALS:

WHEREAS, the parties hereto are party to the Asset-Based Revolving Credit Agreement, dated as of July 15, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof and pursuant to this Fourth Amendment, the “Credit Agreement”), among Holdings, the Borrower, the other Loan Parties party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and the other parties party thereto; and

WHEREAS, the Required Lenders and other parties hereto desire to amend the Credit Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth herein, the parties hereto agree as follows:

1.    Definitions.

1.1. Additional Definitions.  Effective as of the BK Merger Effective Date, the Credit Agreement is amended to include, in addition and not in limitation, the following definitions, inserted in Section 1.01 of the Credit Agreement in alphabetical order:

“Adjusted Availability Triggering Event” shall occur at any time that (a) Excess Availability is less than the greater of (i) 15.0% of the Line Cap at such time or (ii) $25 million for five (5) consecutive Business Days or (b) an Event of Default shall have occurred and be continuing.  Once occurred, an Adjusted Availability Triggering Event described in clause (a) shall be deemed to be continuing until such time as the Excess Availability is greater than the greater of (i) 15.0% of the Line Cap at such time or (ii) $25 million for thirty (30) consecutive days, and an Adjusted Availability Triggering Event described in clause (b) shall be deemed to be continuing until no Event of Default shall be continuing.

“Applicable Accounting Rules” shall mean (a) when used in reference to Holdings and its Subsidiaries for all accounting periods prior to the BK Merger Effective Date, GAAP and (b) when used in reference to Holdings and its Subsidiaries or to BK Parent and its Subsidiaries, for all accounting periods after the BK Merger Effective Date, IFRS.

“BK Merger” shall mean the merger of West Acquisition Merger Sub Inc., a Delaware corporation, and a wholly owned subsidiary of BillerudKorsnäs Inc., a Delaware corporation, with and into Verso Corporation, a Delaware corporation, with Verso Corporation as the surviving corporation as a wholly owned subsidiary of BillerudKorsnäs Inc., a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of December 19, 2021, by and among BillerudKorsnäs Inc., a Delaware corporation, as “Parent”, West Acquisition Merger Sub Inc., a Delaware corporation, and a wholly owned subsidiary of Parent, or “Merger Sub,” solely for purposes of certain sections thereof (as specified therein), BillerudKorsnäs AB, a Swedish limited company, and Verso Corporation.

“BK Merger Effective Date” shall have the meaning set forth in Section 5 of the Fourth Amendment.

“BK Merger Transaction Expenses” shall mean shall mean all fees and expenses incurred or paid by Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in connection with the BK Merger.

“BK Parent” shall mean BillerudKorsnäs AB, a Swedish limited company.

“Fourth Amendment” shall mean the Fourth Amendment to Credit Agreement, dated as of March 18, 2022, by and among Administrative Agent, the Lenders party thereto, Borrower and Guarantors.

“Fourth Amendment Effective Date” shall have the meaning set forth in Section 4 of the Fourth Amendment.

“Fourth Amendment Fee Letter” shall mean the Fourth Amendment Fee Letter, dated as of March 18, 2022, between the Borrower and Administrative Agent.

“IFRS” means the International Financial Reporting Standards, issued by the International Accounting Standards Board, as in effect from time to time.

1.2. Amendments to Definitions.  Effective as of the BK Merger Effective Date:

(a)   The definition of the term “Co-Investors” in the Credit Agreement is deleted in its entirety.

(b)  The definition of the term “Consolidated Total Assets” in the Credit Agreement is amended:

(i)    to delete the reference to “Section 5.04” appearing in the fourth line thereof, and replace it with: “Section 5.04(a)(i) or (b)(i)” and

(ii)   to delete the reference to “Section 5.04(a) or (b)” appearing in the fifth line thereof, and replace it with: “Section 5.04(a)(i) or (b)(i)”.

(c)   The definition of the term “EBITDA” in the Credit Agreement is amended:

(i)    to add the following at the end of clause (a)(vii) of such definition:  “and BK Merger Transaction Expenses;”

(ii)   to add the following new clause (a)(xi):

“(xi) non-recurring integration costs, losses, expenses, charges or reserves, including curtailments or modifications to pension and post-retirement employee benefit plans, in each case in connection with the BK Merger; provided that the amounts described in this clause (a)(xi) in respect of cash expenses, charges or reserves, shall not exceed $25.0 million in the aggregate for the period on and after the BK Merger Effective Date;”

(d)  The definition of the term “Immaterial Subsidiary” in the Credit Agreement is amended to delete the reference to “Section 5.04(a) or (b)” appearing in each of clauses (a) and (b) thereof, and replace each of them with: “Section 5.04(a)(i) or (b)(i)”.

(e)  The definition of the term “Parent Entity” in the Credit Agreement is deleted in its entirety and replaced with the following:

“Parent Entity” shall mean Verso Corporation, as the surviving corporation of the BK Merger, and any wholly-owned subsidiary of Verso Corporation that is a direct or indirect parent of Holdings.

(f)   The definition of the term “Permitted Holders” in the Credit Agreement is deleted in its entirety and replaced with the following:

“Permitted Holders” shall mean BillerudKorsnäs AB, a Swedish limited company, and any of its wholly-owned direct or indirect subsidiaries.

(g)  The definition of the term “Pro-Forma Basis” in the Credit Agreement is amended to add the following as the next-to-last sentence:

“Amounts added back in making the determination of EBITDA set forth in this definition pursuant to clause (a)(xi) of the definition of EBITDA shall not exceed $25.0 million in the aggregate for all periods (or portions thereof) commencing on and after the BK Merger Effective Date.”

(h)  The definition of the term “subsidiary” in the Credit Agreement is amended to add the following at the end thereof:

“(it being understood, for the avoidance of doubt, that references to Subsidiaries of BK Parent in Sections 5.04(a) and 5.04(b), and in the term “Applicable Accounting Rules” shall be a reference to Subsidiaries of BK Parent, and not solely Subsidiaries of Holdings)”.

(i)   The definition of the term “Subsidiary” in the Credit Agreement is amended to add the following at the end of the first sentence thereof:

“(it being understood, for the avoidance of doubt, that references to Subsidiaries of BK Parent in Sections 5.04(a) and 5.04(b), and in the term “Applicable Accounting Rules” shall be a reference to Subsidiaries of BK Parent, and not solely Subsidiaries of Holdings)”.

1.3. Interpretation.  For purposes of this Fourth Amendment, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement.

2.    Additional Amendments.  Effective as of the BK Merger Effective Date:

2.1. Replacement of GAAP.  All references to the term “GAAP” in the Credit Agreement or in any of the other Loan Documents shall be deleted and replaced with the following: “the Applicable Accounting Rules”.

2.2. Terms Generally.  Section 1.02 of the Credit Agreement is amended by adding the following at the end thereof:

“Notwithstanding the replacement of the term “GAAP” with “the Applicable Accounting Rules” in accordance with Section 2.1 of the Fourth Amendment, in the case (if any) where one or more terms of an accounting or financial nature are used in connection with the calculation of the Fixed Charge Coverage Ratio, or any component definition thereof, or in any other financial ratio or financial definition in this Agreement, and such term(s) do not have a customarily agreed counterpart in IFRS, the Borrower will notify the Administrative Agent of such occurrence (which notice may be by e-mail), and such term(s) will continue to be interpreted in accordance with GAAP until the Borrower and the Administrative Agent agree on any changes as may be necessary (if any), in accordance with customary business practices for comparable asset-based lending transactions, in each case acting reasonably and in good faith, to convert such term(s) from GAAP-based interpretation to IFRS-based interpretation.”

2.3. No Material Adverse Effect.  Section 3.06 of the Credit Agreement is deleted in its entirety and replaced with the following:

Section 3.06  No Material Adverse Effect. Since December 31, 2021, there has been no event, condition or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

2.4. Financial Statements.

(a)   Section 5.04(a) of the Credit Agreement is deleted in its entirety and replaced with the following:

(a) Within 120 days after the end of each fiscal year of the Borrower (and in the case of clause (a)(ii) below commencing with the fiscal year ended December 31, 2022),

(i) a balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis, as of the close of such fiscal year and the results of their operations on an Adjusted Consolidated Basis during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, and

(ii) a balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of BK Parent and its Subsidiaries on a consolidated basis, as of the close of such fiscal year and the results of their operations on an consolidated basis during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which balance sheet and related statements of operations, cash flows and owners’ equity under this clause (ii) shall be audited by KPMG or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall be unqualified as to the scope of audit or as to the status of the BK Parent or any Loan Party, as applicable, as a “going concern”) to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations and cash flows of BK Parent and such Subsidiaries on a consolidated basis in accordance with the Applicable Accounting Rules, accompanied by a customary management’s discussion and analysis of the financial condition and results of operations of BK Parent and its Subsidiaries;

(b)  Section 5.04(b) of the Credit Agreement is deleted in its entirety and replaced with the following:

(b)  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower,

(i) a balance sheet and related statements of operations and cash flows showing, on an Adjusted Consolidated Basis, the financial position of the Borrower and the other Subsidiaries of Holdings as of the close of such fiscal quarter and the results of their operations on an Adjusted Consolidated Basis during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations and cash flows of the Borrower and the other Subsidiaries of Holdings on an Adjusted Consolidated Basis in accordance with the Applicable Accounting Rules (subject to normal year-end audit adjustments and the absence of footnotes); and

(ii) a balance sheet and related statements of operations and cash flows showing, on a consolidated basis, the financial position of the BK Parent and its Subsidiaries as of the close of such fiscal quarter and the results of their operations on a consolidated basis during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail in accordance with the Applicable Accounting Rules (subject to normal year-end audit adjustments and the absence of footnotes), accompanied by a customary management’s discussion and analysis of the financial condition and results of operations of BK Parent and its Subsidiaries;

(c)   The reference to “Availability Triggering Event” in Section 5.04(c) of the Credit Agreement is deleted and replaced with the following: “Adjusted Availability Triggering Event”.

3.    Representations and Warranties.  Holdings, the Borrower and each of the other Loan Parties represents and warrants to each of the Agents and the Lenders, on and as of the Fourth Amendment Effective Date, that:

3.1. the representations and warranties set forth in the Loan Documents are true and correct in all material respects (or in the case of representations and warranties qualified by materiality or material adverse effect, true and correct in all respects) immediately prior to, and after giving effect to this Fourth Amendment, with the same effect as though made on and as of the Fourth Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or in the case of representations and warranties qualified by materiality or material adverse effect, true and correct in all respects) as of such earlier date;

3.2. at the time of, and immediately after giving effect to, this Fourth Amendment, no Event of Default or Default shall have occurred and be continuing or would result therefrom;

3.3. each of the Loan Parties has all requisite power and authority to execute, deliver and perform its obligations under this Fourth Amendment and each other agreement or instrument contemplated hereby to which it is or will be a party;

3.4. the execution, delivery and performance by each of the Loan Parties of this Fourth Amendment, and the transactions contemplated hereby, (a) have been duly authorized by all corporate, equityholder, partnership or limited liability company action required to be obtained by such Loan Party and (b) do not and will not (i) violate (A) any provision of law, statute, rule or regulation, (B) the certificate or memorandum or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of such Loan Party, (C) any applicable order, judgment or decree of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any Loan Party or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) (other than subclause (B) thereof) or (ii) of this Section 3.4 would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

3.5. this Fourth Amendment has been duly executed and delivered by each of the Loan Parties and constitutes a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing; and

3.6. no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery and performance by each of the Loan Parties of this Fourth Amendment, the transactions contemplated hereby, the creation, perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for: (a) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect and (b) such actions, consents, approvals, registrations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

4.    Conditions to Effectiveness.  This Fourth Amendment shall become effective on the date (the “Fourth Amendment Effective Date”) that the following conditions precedent have been satisfied:

4.1. (a) the Administrative Agent shall have executed this Fourth Amendment and received (i) signature pages to this Fourth Amendment duly executed by the Required Lenders and each Loan Party (as of the date such other signature pages are received by the Administrative Agent) or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Fourth Amendment by facsimile or other means of electronic transmission (e.g., “pdf”)) that each such party has signed a counterpart of this Fourth Amendment, and (b) the Administrative Agent shall have executed the Fourth Amendment Fee Letter and received (i) a signature page to the Fourth Amendment Fee Letter duly executed by the Borrower or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of the Fourth Amendment Fee Letter by facsimile or other means of electronic transmission (e.g., “pdf”)) that the Borrower has signed a counterpart of the Fourth Amendment Fee Letter;

4.2. the Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Fourth Amendment Effective Date and certifying:

(a)   that attached thereto is a certificate as to the good standing of such Loan Party as of a recent date from the Secretary of State of the State of Delaware,

(b)   that attached thereto is a true and complete copy of resolutions duly adopted by the board of managers or managing member authorizing the execution and delivery of this Fourth Amendment and the performance of the Credit Agreement and the other Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings under the Credit Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Fourth Amendment Effective Date,

(c)   as to the incumbency and specimen signature of each officer executing this Fourth Amendment or any document delivered in connection herewith on behalf of such Loan Party,

(d)   as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to this Section 4.2;

4.3. the Administrative Agent shall have received an updated Beneficial Owner Certification giving effect to the BK Merger and all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, as may be required in connection with the BK Merger, at least five (5) days prior to the consummation of the BK Merger;

4.4. the Agents shall have received all fees payable thereto or to any Lender on or prior to the Fourth Amendment Effective Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Fourth Amendment Effective Date, including, to the extent invoiced at least one Business Day prior to the Fourth Amendment Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, out-of-pocket charges and disbursements of Otterbourg P.C.) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document;

4.5. since December 31, 2021, there shall not have occurred or there shall not exist any event, condition or circumstance that has had or would reasonably be expected to have a Material Adverse Effect; and

4.6. the Borrower shall have delivered to the Administrative Agent and the Lenders an officer’s certificate, dated as of the Fourth Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

5.    Effectiveness of the BK Merger. On the date the BK Merger shall become effective in accordance with its terms and applicable law, a Responsible Officer of the Borrower shall deliver to Administrative Agent a certification of the occurrence of the BK Merger (such date, the “BK Merger Effective Date”), in the form of Annex A attached hereto, upon which the BK Merger Effective Date shall automatically have occurred without any other action required by any Person.

6.    Ratification.  Except to the extent hereby or concurrently herewith specifically amended or amended and restated, the Credit Agreement and each of the other Loan Documents remain in full force and effect and are hereby ratified and affirmed.  Without limiting the generality of the foregoing, each Loan Party (a) expressly confirms that, with effect from (and including) the Fourth Amendment Effective Date, the Security Documents shall apply and extend to the liabilities and obligations of each relevant Loan Party under the Credit Agreement and the other Loan Documents and do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents (in each case, as amended and modified by this Fourth Amendment or amended and restated concurrently herewith) and (b) hereby (i) ratifies and affirms each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by such Loan Party pursuant to the Security Documents) and confirms that such liens and security interests continue to secure the Obligations under the Loan Documents, subject to the terms thereof and (ii) in the case of each Guarantor, ratifies and affirms its guaranty of the Obligations, pursuant to the Collateral Agreement.

7.    Miscellaneous.  This Fourth Amendment shall be limited precisely as written and, except as expressly provided herein, this Fourth Amendment (and the execution, delivery and performance hereof) shall not, and shall not be deemed to, (a) be a consent granted pursuant to, or a waiver or modification of, any term or condition of the Credit Agreement, any other Loan Document or any of the instruments or agreements referred to therein, (b) be considered a novation or (c) prejudice or operate as a waiver of any right, power or remedy which any Agent or any other Secured Party may now have or have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the instruments or agreements referred to therein. Unless the context requires otherwise, on and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents or any of the instruments, agreements or other documents or papers executed or delivered in connection therewith to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Fourth Amendment.  The Loan Parties agree that their obligations set forth in Section 10.05 of the Credit Agreement shall extend to the preparation, execution and delivery of this Fourth Amendment.  This Fourth Amendment is a “Loan Document” for purposes of the Credit Agreement and the other Loan Documents and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Fourth Amendment.

8.    Counterparts; Binding Effect.  This Fourth Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 5.  Delivery of an executed counterpart to this Fourth Amendment by facsimile transmission (or other electronic transmission (e.g., a “pdf” or “tif”) pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this letter shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law. From and after the Fourth Amendment Effective Date, this Fourth Amendment shall be binding upon and inure to the benefit of the Loan Parties, the Agents and the Lenders and their respective successors and assigns in accordance with the terms of the Credit Agreement as amended hereby.

9.    Applicable Law.  THIS FOURTH AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS FOURTH AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

Loan Parties:

VERSO HOLDING LLC
VERSO PAPER HOLDING LLC
VERSO ESCANABA LLC
VERSO LUKE LLC
VERSO MINNESOTA WISCONSIN LLC
VERSO QUINNESEC LLC
VERSO QUINNESEC REP LLC

By:	/s/ Brian D. Cullen
Name: Brian D. Cullen
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Fourth Amendment to Credit Agreement (Verso)]

[Agent and lender signature pages on file with the Administrative Agent]

[Signature Page to Fourth Amendment to Credit Agreement (Verso)]

Annex A to Fourth Amendment

[_____________], 2022

Wells Fargo Bank, National Association,
as Administrative Agent under the below-referenced Credit Agreement
10 South Wacker Drive, 26th Floor
Chicago, IL 60606

Re:	Certification of Occurrence of the BK Merger Effective Date

Ladies and Gentlemen:

Reference hereby is made to that certain Fourth Amendment to Credit Agreement, dated as of March 18, 2022, (the “Fourth Amendment”), among Verso Holding LLC, a Delaware limited liability company, Verso Paper Holding LLC, a Delaware limited liability company, the other Loan Parties (as defined in the Credit Agreement referenced in the Fourth Amendment) party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (capitalized terms used in this certification but not specifically defined herein shall have the meanings ascribed to them in the Fourth Amendment or the Credit Agreement, as the context requires).

This certification is being delivered by the undersigned officer of the Borrower only in his capacity as a Responsible Officer of the Borrower and not individually, and the undersigned shall have no personal liability to Administrative Agent or the Lenders with respect thereto.

The undersigned hereby certifies that: (i) on and effective as of the date hereof (the “BK Merger Effective Date”), the BK Merger has occurred in accordance with its terms and applicable law, (ii) the Borrower is an indirect wholly-owned Subsidiary of BillerudKorsnäs AB, a Swedish limited company and (iii) this is the certification referenced in, and required by, Section 5 of the Fourth Amendment.

VERSO PAPER HOLDING LLC, as Borrower

By:
Name:
Title: